[TEREX LOGO]

                     NEWS RELEASE   NEWS RELEASE   NEWS RELEASE

For information contact: Tom Gelston - Director, Investor Relations (203)
222-5943

                    TEREX REPORTS SOLID FIRST QUARTER RESULTS

          o    Sales increased 13% to $1,044 million
          o    Net income was $17 million, an increase of 42%
          o    Backlog up $335 million, or 73%, compared with first quarter 2003

     WESTPORT, CT, April 21, 2004 -- Terex Corporation (NYSE: TEX) today announced net income for the first quarter of 2004 of $17.0 million, or $0.34 per share, compared to net income of $12.0 million, or $0.24 per share, for the first quarter of 2003. Using the 2003 tax rate of 28%, net income for the first quarter of 2004 would have been $17.6 million, or $0.35 per share. While there were no special items during the first quarter of 2004, excluding the impact of special items for the first quarter of 2003, net income was $15.6 million, or $0.32 per share, for the first quarter of 2003. Special items for the first quarter of 2003 included charges for previously announced restructuring actions, inventory valuation adjustments related to the Demag and Genie acquisitions, charges related to the Company's deferred compensation plan and the write down of certain assets within the EarthKing subsidiary, offset partially by a favorable ruling on a legal claim. Net sales increased to $1,043.8 million in the first quarter of 2004, an increase of 12.5% from $927.7 million in the first quarter of 2003, aided in part by currency translation and the acquisition of Tatra in the second half of 2003. Cash flow from operations was a use of $64.4 million during the first quarter of 2004 and net debt (consisting of long-term debt, including current portion of long-term debt, less cash and cash equivalents) increased by $74.1 million from December 31, 2003 levels.

     "We are encouraged by current trends and our performance in the first quarter. We are basically right where we expected to be at this point in time," commented Ronald M. DeFeo, Terex's Chairman and Chief Executive Officer. "While different product groups are experiencing varying degrees of recovery, overall we are experiencing a strengthened backlog and moderate revenue growth. As we adjust to the higher production levels anticipated for the balance of this year we are experiencing modest dislocations of supply that we feel are natural in a recovery. Steel prices also remain a concern."

     "Over the past several years we have become accustomed to working with a very small backlog. The surge in backlog is encouraging, but we realize that this may not be entirely indicative of future trends. The businesses that we would expect to be improved early in an economic recovery are showing stronger trends. The aerial work platform and compact construction equipment businesses are doing particularly well. We expect mining will also do well this year given the expressed customer intentions. Powerscreen continues to perform well as it was impacted minimally by the sluggish economy over the past few years. However, we have our challenges as the Company has experienced tremendous growth over the past couple of years. Many of these challenges are being addressed through the Terex Improvement Process, or TIP, that was introduced earlier this year."

     "Improvement in our working capital (the sum of accounts receivable and inventory less accounts payable) relative to sales as reflected in year-over-year period comparisons clearly demonstrates a process improvement emphasis." Mr. DeFeo continued, "Given the seasonality of our business, we fully expected the first quarter to show a net use of working capital in anticipation of the selling season and given the increase in the backlog. However, compared to last year the Company's working capital levels are approximately five percentage points better as measured relative to sales."

     "We are continuing to make progress in our other TIP initiatives as well," Mr. DeFeo added. "While we are facing supply challenges and purchasing/currency cost increases the broader focus we have placed on margin improvement should pay dividends as we leverage purchasing, improve productivity and price our products to take into account these cost increases. The recent Bauma show was a testimony to the process of change underway within Terex as customers saw the cross purchasing opportunities available between our broad product offerings. The marketing concepts being developed within TIP are in the early stages but are seen as very positive from our customers' eyes."

     In this press release Terex refers to various non-GAAP (generally accepted accounting principles) financial measures. These measures may not be comparable to similarly titled measures being disclosed by other companies. The table below and the tables included elsewhere in this press release provide a reconciliation of the reported GAAP numbers for the first quarters of 2004 and 2003 and the reported numbers excluding special items. Terex believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses without the impact of special items. Terex also discloses EBITDA and net debt, as they are commonly referred to financial metrics used in the investing community. Terex believes that disclosure of EBITDA and net debt will be helpful to those reviewing its performance and that of other comparable companies, as EBITDA and net debt provide information on Terex's leverage position, ability to meet debt service and capital expenditure and working capital requirements, and EBITDA is also an indicator of profitability.

A financial summary is shown below:

                                                                Three months ended March 31,
                           --------------------------------------------------------------------------------------------------------
                                                  2004                                                 2003
                           ---------------------------------------------------- ---------------------------------------------------
                                                           (in millions, except per share amounts)


                                                 Special          Excluding                           Special        Excluding
                                 Reported         Items         Special Items          Reported      Items (2)        Special
                                                                                                                       Items
                               ---------------------------------------------------- -----------------------------------------------
Net Sales.................... $   1,043.8    $   ---           $   1,043.8         $    927.7      $   ---         $    927.7
                               =============  ==============    ==============      =============== ============    =============
Gross profit ................ $     160.3    $   ---           $     160.3         $    129.7      $     5.6       $    135.3
SG&A.........................       112.0        ---                 112.0               89.2           (1.1)            88.1
                               -------------  --------------    --------------      --------------- ------------    -------------
Income from Operations ......        48.3        ---                  48.3               40.5            6.7             47.2
Other income (expense).......       (23.9)       ---                 (23.9)             (23.9)          (1.6)           (25.5)
Provision for income taxes...        (7.4)       ---                  (7.4)              (4.6)          (1.5)            (6.1)
                               -------------  --------------    --------------      --------------- ------------    -------------
Net income .................. $      17.0    $   ---           $      17.0         $     12.0      $     3.6       $     15.6
                               =============  ==============    ==============      =============== ============    =============
Earnings per share..........  $       0.34                     $       0.34        $      0.24                     $      0.32
EBITDA (1)................... $      65.2    $   ---           $      65.2         $     54.8      $     6.7       $     61.5
Backlog ..................... $     793.5                      $     793.5         $    458.3                      $    458.3

Average Fully Diluted Shares
Outstanding..................        50.6                             50.6               49.0                            49.0

     (1) EBITDA is calculated as income from operations plus depreciation and amortization included in income from operations.
     (2) Special items, net of tax, relate to restructuring activities ($1.1 million), Genie and Demag inventory fair value accounting treatment ($2.0 million), write down of certain assets within the EarthKing subsidiary ($1.7 million) and charges related to the Company's deferred compensation plan ($0.5 million), offset partially by a favorable ruling on a legal claim ($1.7 million).

Segment Performance

Terex Construction
                                     Three months ended March 31,
                              --------------------------------------------
                                             (in millions)
                              --------------------------------------------
                                      2004                  2003
                              --------------------------------------------
                                            % of                  % of
                                            sales                 sales
                                          ----------            ----------
Net sales..................... $   389.7             $   318.2
                              ============          ============
Gross profit ................. $    52.4    13.4%    $    41.7    13.1%
SG&A .........................      36.2     9.3%         27.5     8.6%
                              ------------          ------------
Income from operations........ $    16.2     4.2%    $    14.2     4.5%
                              ============          ============
Backlog.......................     222.5             $    92.9

     Net sales in the Terex Construction group for the first quarter of 2004 increased $71.5 million to $389.7 million from $318.2 million in the first quarter of 2003. The increase in sales was driven primarily by changes in currency rates, improvements in the scrap handling business, growth throughout the compact equipment businesses as they benefit from leveraging the strength of Terex's product offering, and continued good performance by the crushing and screening businesses, particularly in the U.S. SG&A expenses for the first quarter of 2004 were $36.2 million, or 9.3% of sales, compared to $27.5 million, or 8.6% of sales, in the first quarter of 2003, largely due to currency translation. Income from operations for the quarter was $16.2 million, or 4.2% of sales, compared to $14.2 million, or 4.5% of sales, for the first quarter of 2003.

     "The continued strong performance of our crushing and screening business and the strength of our compact construction line were the key drivers of our performance this quarter," commented Colin Robertson, President - Terex Construction. "Unfortunately, the operating margins were hampered by adverse currency exchange rates, as much of the equipment sold into North America is manufactured in the United Kingdom or Germany. Specifically, the off-highway truck business was affected, given the movement of the Sterling / U.S. dollar relationship and the shift to significantly more U.S. dollar denominated transactions. We have initiated measures across all of our businesses that should help to mitigate this situation."

     "Looking forward, we are clearly optimistic about the prospects of a good 2004," commented Mr. Robertson. "Each of our businesses is showing stronger order intake and backlog today when measured against either year end 2003 results or the first quarter of last year. The challenge for us is to capitalize on these revenue opportunities and drive operating profitability."

Terex Cranes
                                     Three months ended March 31,
                              --------------------------------------------
                                            (in millions)
                              --------------------------------------------
                                      2004                  2003
                              --------------------------------------------
                                            % of                  % of
                                            sales                 sales
                                          ----------            ----------
Net sales..................... $   209.2             $   237.9
                              ============          ============
Gross profit ................. $    29.8    14.2%    $    29.6    12.4%
SG&A .........................      23.4    11.2%         20.4     8.6%
                              ------------          ------------
Income from operations........ $     6.4     3.1%    $     9.2     3.9%
                              ============          ============
Backlog.......................     239.0             $   189.5

     Net sales in the Terex Cranes group for the first quarter of 2004 decreased $28.7 million to $209.2 million from $237.9 million in the first quarter of 2003, reflecting reduction in the level of used crane sales when compared to 2003. SG&A expenses increased to $23.4 million, or 11.2% of sales, in the first quarter of 2004 from $20.4 million, or 8.6% of sales, in the first quarter of 2003, mainly due to currency translation. Income from operations, excluding special items, decreased to $6.4 million, or 3.1% of sales, for the first quarter of 2004 from $9.2 million, or 3.9% of sales, for the first quarter of 2003. Continuing to negatively impact this segment is the relatively weak market in North America for lattice boom cranes and rough terrain telescopic cranes.

     "As with last year's performance, our global presence continues to help balance our performance in the first quarter," commented Steve Filipov, President - Terex Cranes. "The North American market remains depressed for mobile telescopic and lattice boom cranes, but the success of our all terrain product line and the market strength of certain European economies helped to partially offset this. For example, Italy remains a strong market and we had some success in the U.K. and the Asia/Pacific region. Our tower crane business also continued to positively contribute to our global performance."

     Mr. Filipov continued, "With the difficult North American crane market as a backdrop, we continue to look for global growth opportunities. However, current market conditions require additional selling discipline to ensure profitable growth. We feel that the U.S. crane market is at the tail end of the economic trough that has existed since 2000, and we see some important steps taking place at our customers that point to the prospect of a stronger future."

Terex Aerial Work Platforms

                                     Three months ended March 31,
                              --------------------------------------------
                                             (in millions)
                              --------------------------------------------
                                      2004                  2003
                              --------------------------------------------
                                            % of                  % of
                                            sales                 sales
                                          ----------            ----------
Net sales..................... $   168.0             $   147.2
                              ============          ============
Gross profit ................. $    36.7    21.8%    $    30.2    20.5%
SG&A .........................      15.9     9.5%         13.7     9.3%
                              ------------          ------------
Income from operations........ $    20.8    12.4%    $    16.5    11.2%
                              ============          ============
Backlog.......................      77.0             $    19.0

     Net sales for the Terex Aerial Work Platforms group for the first quarter of 2004 increased $20.8 million to $168.0 million from $147.2 million in the first quarter of 2003. The increase in sales was driven by increased order activity by the rental channel. Income from operations increased to $20.8 million, or 12.4% of sales, in the first quarter of 2004 from $16.5 million, or 11.2% of sales, in the first quarter of 2003.

     "We are very pleased with our first quarter results," said Bob Wilkerson, President-Terex Aerial Work Platforms. "Our first quarter sales were up 14% when compared to the first quarter of 2003, while our operating margins continued to show steady improvement. With increasing order volumes, combined with our cost reduction and integration focus that we sustained in 2003, the building blocks exist to allow Genie to outperform 2003." Mr. Wilkerson added, "The rental channel is our largest customer base. Over the past few years, they have chosen to age their fleets in order to maximize profits and minimize capital expenditure requirements. With improved rental markets, we expect that rental companies will not continue to age their fleet as much as they have in the past. As the rental channel market continues to improve, we would expect to see some rental fleet expansion in 2004."

Terex Mining

                                     Three months ended March 31,
                              --------------------------------------------
                                             (in millions)
                              --------------------------------------------
                                      2004                  2003
                              --------------------------------------------
                                            % of                  % of
                                            sales                 sales
                                          ----------            ----------
Net sales..................... $    69.9             $    80.0
                               ============          ============
Gross profit ................. $    11.2    16.0%    $    12.0    15.0%
SG&A .........................       9.2    13.2%          7.3     9.1%
                              ------------          ------------
Income from operations........ $     2.0     2.9%    $     4.7     5.9%
                              ============          ============
Backlog.......................      79.2             $    44.5

     Net sales for the Terex Mining group for the first quarter of 2004 decreased $10.1 million to $69.9 million from $80.0 million in the first quarter of 2003. The decrease in sales is mainly attributable to the temporary disruption in order activity due to the uncertainty surrounding the attempted sale of the mining truck business in the second half of 2003. Income from operations decreased to $2.0 million, or 2.9% of sales, in the first quarter of 2004 from $4.7 million, or 5.9% of sales, in the first quarter of 2003.

     "The Mining group is beginning to see significant improvement in both orders and order activity," commented Rick Nichols, President Terex - Mining. "While the attempted sale transaction created a temporary disruption to our order levels, affecting our current period revenues, the current order backlog and quotation activity indicates that the market for mining equipment is returning. The Terex Mining group had a very strong showing at the recent Bauma exhibit held in Munich, Germany. We believe that commodity prices have reached a level where we are seeing a solid pick-up in machine sales. We are looking forward to a strong second half of 2004 for the Mining Group."

Terex Roadbuilding, Utility Products and Other

                                     Three months ended March 31,
                              --------------------------------------------
                                            (in millions)
                              --------------------------------------------
                                      2004                  2003
                              --------------------------------------------
                                            % of                  % of
                                            sales                 sales
                                          ----------            ----------
Net sales..................... $   217.4             $   158.1
                              ============          ============
Gross profit ................. $    30.1    13.8%    $    22.1    14.0%
SG&A .........................      24.9    11.5%         18.0    11.4%
                              ------------          ------------
Income from operations........ $     5.2     2.4%    $     4.1     2.6%
                              ============          ============
Backlog.......................     205.3             $   120.4

     Net sales for the Terex Roadbuilding, Utility Products and Other group for the first quarter of 2004 increased $59.3 million to $217.4 million from $158.1 million for the first quarter of 2003, driven primarily by the inclusion of Tatra's performance following its acquisition by Terex in the second half of 2003. Excluding the impact of the Tatra acquisition, sales increased modestly, reflecting slightly better top line performance in almost all of the product categories in this group. SG&A expenses for the first quarter of 2004 were $24.9 million, or 11.5% of sales, compared to $18.0 million, or 11.4% of sales, in the first quarter of 2003, again mainly due to the acquisition of Tatra. Income from operations increased to $5.2 million, or 2.4% of sales, from $4.1 million, or 2.6% of sales, in the first quarter of 2003.

     "The Roadbuilding, Utility Products and Other group had mixed results in the first quarter," commented Mr. DeFeo. "We are pleased with the early contribution we are receiving from Tatra and our U.S. military truck joint venture. Tatra is making operating improvements and production is increasing. The American Truck Company ("ATC") was selected during the first quarter by the U.S. Marine Corps to be one of only two companies to supply three prototype Logistic Vehicle System Replacement ("LVSR") trucks as part of a process to select the supplier for a contract of over 1,000 vehicles. The selection of ATC for the LVSR project will add some expense in the short-term which should be recoverable as much of the funding for the development of prototypes is expected to be provided by the U.S. Marine Corps. Another positive was slightly better performance from our Roadbuilding group, reflecting the cost reduction activities undertaken last year." Mr. DeFeo continued, "However, the profitability of many of these companies, most significantly our Utility business, was impacted by raw material pricing increases, particularly for steel. Additionally, the Utility business's implementation of a lean manufacturing process had an impact on operating margins by increasing current period costs. That being said, we feel that the Utility franchise, along with the rest of our businesses, is well positioned for profitable growth heading into the second quarter."

Capital Structure and Taxes

     "Cash flow from operations for the first quarter of 2004 was a use of $64.4 million," commented Phil Widman, Senior Vice President and Chief Financial Officer. "During the quarter we used $89.1 million in cash for working capital purposes in preparation for the second quarter selling season. This is consistent with our comments provided at the beginning of the year, that cash flow will more closely reflect the seasonal trends of the business. As part of this, we would expect to be a net user of cash in the first half of 2004, but would expect that a significant positive cash flow will occur in the second half of the year as we benefit from our working capital reductions, where we are targeting a 20% working capital to revenue ratio by year end. Working capital as a percent of trailing three month annualized sales was 24.6% at the end of the first quarter of 2004, as compared to 29.1% at the end of the first quarter in 2003."

     Net debt (defined as total debt less cash) at the end of the first quarter of 2004 increased $74.1 million to $968.2 million, from $894.1 million at the end of 2004. Net debt to book capitalization at the end of the first quarter of 2004 was 52.3%, compared to 50.5% at the end of 2003. Mr. Widman added, "We are not surprised at the level of working capital investment made in the first quarter given the magnitude of the increase in backlog, and we will continue to focus on balancing investment with growth."

     Commenting on the effective tax rate, Mr. Widman stated "The tax rate for the first quarter of 2004 was 30% versus the planned full year rate of 28%. While the full year tax rate is still expected to be approximately 28%, the rate will fluctuate quarter to quarter as a result of changes during the period in the assumptions on foreign valuation allowances, the mix of income by jurisdiction, and the impact of pending statutory reviews. We expect cash taxes for the year to be $15 to $20 million."

Outlook

     "We are enthusiastic about the full year business prospects for the Company," commented Mr. DeFeo. "As mentioned previously, our order intake is up measurably, and the customer interaction at the Bauma exhibit in Munich, Germany provided us a chance to confirm that the recovery is building momentum. We remain confident of our ability to achieve the operating performance measures we previously provided, and we will continue to balance operating earnings and cash flow from operations. Our earnings for the first quarter are on-track with our previously provided guidance, and we still anticipate that approximately 55%-60% of 2004 earnings will materialize in the first six months of the year."

Safe Harbor Statement

     The above contains forward-looking statements based on Terex's current expectations and projections about future events. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex's control, include among others: Terex's business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; the sensitivity of construction, infrastructure and mining activity and products produced for the military to interest rates and government spending; the ability to successfully integrate acquired businesses; the retention of key management personnel; Terex's businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex's business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; the ability of suppliers to timely supply Terex parts and components at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; Terex's ability to timely manufacture and deliver products to customers; Terex's significant amount of debt and its need to comply with restrictive covenants contained in Terex's debt agreements; compliance with applicable environmental laws and regulations; and other factors, risks, uncertainties more specifically set forth in Terex's public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements herein speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex's expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

     Terex Corporation is a diversified global manufacturer with 2003 revenues of $3.9 billion. The Company operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, recycling, surface mining, shipping, transportation, refining, utility and maintenance industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.


                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com

                       TEREX CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      (in millions, except per share data)
                                   (unaudited)

                                                             Three Months
                                                           Ended March 31,
                                                    ----------------------------
                                                         2004            2003
                                                    ----------------------------
Net sales...........................................$   1,043.8    $      927.7
Cost of goods sold..................................      883.5           798.0
                                                    ----------------------------

     Gross profit...................................      160.3           129.7
Selling, general and administrative expenses........      112.0            89.2
                                                    ----------------------------

     Income from operations.........................       48.3            40.5

Other income (expense):
     Interest income................................        1.0             1.7
     Interest expense...............................      (22.5)          (25.9)
     Other income (expense) - net...................       (2.4)            0.3
                                                    ----------------------------

Income before income taxes..........................       24.4            16.6
Provision for income taxes..........................       (7.4)           (4.6)
                                                    ----------------------------

Net income .........................................$      17.0    $       12.0
                                                    ============================



EARNINGS PER SHARE:
    Basic...........................................$       0.35   $        0.25
                                                    ============================
    Diluted.........................................$       0.34   $        0.24
                                                    ============================

Weighted average number of common and common
     equivalent shares outstanding in per share
     calculation
        Basic.......................................       49.0            47.2
        Diluted.....................................       50.6            49.0



                       TEREX CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

                         (in millions, except par value)
                                   (unaudited)

                                                                                         March 31,        December 31,
                                                                                           2004               2003
                                                                                     -------------------------------------

CURRENT ASSETS
   Cash and cash equivalents....................................................    $       408.0      $      467.5
   Trade receivables............................................................            610.8             540.2
   Inventories..................................................................          1,101.1           1,009.7
   Other current assets.........................................................            172.9             176.6
                                                                                    --------------------------------------
                      Total Current Assets......................................          2,292.8           2,194.0

LONG-TERM ASSETS
   Property, plant and equipment................................................            359.4             370.1
   Goodwill.....................................................................            606.8             603.5
   Other assets.................................................................            561.4             556.2
                                                                                    --------------------------------------

TOTAL ASSETS....................................................................    $     3,820.4      $    3,723.8
                                                                                    ======================================

CURRENT LIABILITIES
   Notes payable and current portion of long-term debt..........................    $        96.8      $       86.8
   Trade accounts payable.......................................................            684.3             608.6
   Accrued compensation and benefits............................................            102.8              94.5
   Accrued warranties and product liability.....................................             83.8              88.5
   Other current liabilities...................................................             272.6             281.0
                                                                                    --------------------------------------
                     Total Current Liabilities..................................          1,240.3           1,159.4

NON-CURRENT LIABILITIES
   Long-term debt, less current portion.........................................          1,279.4           1,274.8
   Other........................................................................            418.1             412.9

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
   Common Stock, $0.01 par value --
      Authorized 150.0 shares; issued 50.3 and 50.0 shares at March 31, 2004 and
      December 31, 2003, respectively...........................................              0.5               0.5
   Additional paid-in capital...................................................            800.2             795.1
   Retained earnings............................................................             58.9              41.9
   Accumulated other comprehensive income ......................................             40.8              57.0
   Less cost of shares of common stock in treasury (1.2 shares at March 31, 2004
       and December 31, 2003)...................................................            (17.8)            (17.8)
                                                                                    --------------------------------------
   Total Stockholders' Equity...................................................            882.6             876.7
                                                                                    --------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......................................    $     3,820.4      $    3,723.8
                                                                                    ======================================



                       TEREX CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (in millions)
                                   (unaudited)

                                                                                                Three Months Ended
                                                                                                       March 31,
                                                                                           -------------------------------
                                                                                                  2004           2003
                                                                                           -------------------------------
OPERATING ACTIVITIES
   Net income ............................................................................  $    17.0      $     12.0
   Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
     Depreciation ........................................................................       14.3            12.9
     Amortization.........................................................................        4.0             2.7
     Impairment charges and asset write downs.............................................      ---               1.7
     Gain on sale of fixed assets.........................................................       (0.8)           (0.5)
     Changes in operating assets and liabilities (net of effects of acquisitions):
       Trade receivables..................................................................      (71.2)           (9.3)
       Inventories........................................................................      (94.1)           40.4
       Trade accounts payable.............................................................       76.2            59.1
       Other, net.........................................................................       (9.8)           (4.1)
                                                                                            -------------------------------
          Net cash provided by (used in) operating activities.............................      (64.4)          114.9
                                                                                            -------------------------------

INVESTING ACTIVITIES
   Acquisition of businesses, net of cash acquired........................................       (1.1)           (8.5)
   Capital expenditures...................................................................       (8.9)           (8.6)
   Proceeds from sale of assets...........................................................        0.8             2.6
                                                                                            -------------------------------
              Net cash used in investing activities.......................................       (9.2)          (14.5)
                                                                                            -------------------------------

FINANCING ACTIVITIES
   Principal repayments of long-term debt.................................................      ---              (1.5)
   Proceeds from stock options exercised .................................................        4.1           ---
   Net borrowings (repayments) under revolving line of credit agreements..................       14.0           (22.5)
   Other..................................................................................       (3.4)          (11.6)
                                                                                            -------------------------------
         Net cash provided by (used in) financing activities..............................       14.7           (35.6)
                                                                                            -------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS..............................       (0.6)            2.9
                                                                                            -------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......................................      (59.5)           67.7
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..........................................      467.5           352.2
                                                                                            -------------------------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD................................................  $   408.0      $    419.9
                                                                                            ===============================




                                                                                    Table I

                                                                    TEREX CORPORATION AND SUBSIDIARIES
                                                                                (in millions)
                                                                                (unaudited)

                                                                         Three Months Ended March 31,
                                          ------------------------------------------------------------------------------------------
                                                             2004                                           2003
                                          ---------------------------------------------   ------------------------------------------

                                                              Special        Excluding                       Special       Excluding
                                                   GAAP         Items    Special Items            GAAP         Items   Special Items
                                          ---------------------------------------------   ------------------------------------------
Sales
   Construction (1)..................... $        389.7  $     ---     $      389.7       $     318.2   $       ---   $     318.2
   Cranes (2)...........................          209.2        ---            209.2             237.9           ---         237.9
   Aerial Work Platforms (3)............          168.0        ---            168.0             147.2           ---         147.2
   Mining ..............................           69.9        ---             69.9              80.0           ---          80.0
   Roadbuilding, Utility Products &
     Other (4)..........................          217.4        ---            217.4             158.1           ---         158.1
   Corp / Eliminations (5)..............          (10.4)       ---            (10.4)            (13.7)          ---         (13.7)
                                          -------------- ------------- ----------------   ------------- ------------- --------------
      Total............................. $      1,043.8  $     ---     $    1,043.8       $     927.7   $       ---   $     927.7
                                          ============== ============= ================   ============= ============= ==============

Gross Profit
   Construction (1)..................... $         52.4  $     ---     $       52.4       $      41.7   $       ---   $      41.7
   Cranes (2)...........................           29.8        ---             29.8              27.2           2.4          29.6
   Aerial Work Platforms (3)............           36.7        ---             36.7              29.5           0.7          30.2
   Mining ..............................           11.2        ---             11.2              11.9           0.1          12.0
   Roadbuilding, Utility Products &
     Other (4)..........................           30.1        ---             30.1              19.7           2.4          22.1
   Corp / Eliminations (5)..............            0.1        ---              0.1              (0.3)          ---          (0.3)
                                          -------------- ------------- ----------------   ------------- ------------- --------------
      Total............................. $        160.3  $     ---     $      160.3       $     129.7   $       5.6   $     135.3
                                          ============== ============= ================   ============= ============= ==============
SG&A
   Construction (1)..................... $         36.2  $     ---     $       36.2       $      27.5   $       ---   $      27.5
   Cranes (2)...........................           23.4        ---             23.4              20.4           ---          20.4
   Aerial Work Platforms (3)............           15.9        ---             15.9              13.7           ---          13.7
   Mining ..............................            9.2        ---              9.2               7.3           ---           7.3
   Roadbuilding, Utility Products &
     Other (4)..........................           24.9        ---             24.9              18.3          (0.3)         18.0
   Corp / Eliminations (5)..............            2.4        ---              2.4               2.0          (0.8)          1.2
                                          -------------- ------------- ----------------   ------------- ------------- --------------
       Total.............................$        112.0  $     ---     $      112.0       $      89.2   $      (1.1)  $      88.1
                                          ============== ============= ================   ============= ============= ==============
Operating Income
   Construction (1)..................... $         16.2  $     ---     $       16.2       $      14.2   $       ---   $      14.2
   Cranes (2)...........................            6.4        ---              6.4               6.8           2.4           9.2
   Aerial Work Platforms (3)............           20.8        ---             20.8              15.8           0.7          16.5
   Mining ..............................            2.0        ---              2.0               4.6           0.1           4.7
   Roadbuilding, Utility Products &
     Other (4)..........................            5.2        ---              5.2               1.4           2.7           4.1
   Corp / Eliminations (5)..............          (2.3)        ---             (2.3)             (2.3)          0.8          (1.5)
                                          -------------- ------------- ----------------   ------------- ------------- --------------
       Total.............................$         48.3  $     ---     $       48.3       $      40.5   $       6.7   $      47.2
                                          ============== ============= ================   ============= ============= ==============


     (1) Special items relate primarily to the closure of the Kilbeggan facility within the Powerscreen business.
     (2) Special items relate primarily to the closure of the Peiner facility within the Tower Crane group.
     (3) Special items relate to the Genie inventory fair value accounting treatment
     (4) Special items relate primarily to exiting and rationalizing certain product categories within the Roadbuilding group.
     (5)  Special items relate to the Company's deferred compensation plan.




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